Exhibit 99.1

Echo Global Logistics, Inc. Announces Increase in Common Stock Repurchase Authorization

CHICAGO, Aug. 4, 2020 /PRNewswire/ -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today announced that on July 31, 2020, its Board of Directors amended its ongoing repurchase program, which provides for the repurchase of the Company’s outstanding common stock, to add an additional $50 million of capacity and extend the program through July 31, 2022.  As of the amendment date, and inclusive of this $50 million increase, the Company has approximately $60.2 million of repurchase availability under its repurchase program.

Under the program, purchases may be made from time to time in the open market, or through privately negotiated transactions, block transactions, or other techniques, as determined by the Company’s management and in accordance with prevailing market conditions and the requirements of the Securities and Exchange Commission. The Company expects to fund all purchases from cash on hand, cash available under the Company’s revolving credit facility, and future cash flows from operations. The Company is not obligated to acquire a particular number of shares and the program may be discontinued at any time at the Company’s discretion.

“The repurchase program gives us the ability to capitalize on opportunities created by the market to provide additional shareholder value, while maintaining the flexibility to invest in our growth,” said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. “Today’s announcement highlights our belief in the strength of our business.”

Forward-Looking Statements

All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be different from any future results, performance, or achievements expressed or implied by these statements. Information concerning these risks, uncertainties, and other factors is contained under the headings “Risk Factors” and “Forward-Looking Statements” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, and other filings with the SEC.

About Echo Global Logistics

Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading Fortune 1000 provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal, and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 50,000 transportation providers to serve 35,000 clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.

INVESTOR RELATIONS CONTACTS:

Kyle Sauers

Chief Financial Officer

Echo Global Logistics

312-784-7695

Zach Jecklin

SVP of Strategy

Echo Global Logistics

312-784-2046

MEDIA CONTACT:

Christopher Clemmensen

SVP of Marketing

Echo Global Logistics

312-784-2132